 Filed pursuant to Rule 424(b)(3)
Registration No. 333-197767
BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
SUPPLEMENT NO. 2 DATED NOVEMBER 29, 2017
TO THE PROSPECTUS DATED SEPTEMBER 1, 2017
This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Black Creek Diversified Property Fund Inc., dated September 1, 2017 as supplemented by Supplement No. 1, dated November 15, 2017 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Supplement No. 1, dated November 15, 2017, disclosed, among other things, the components of our NAV as of October 31, 2017 in tabular form (amounts in thousands, except per share information). The purpose of this Supplement is to correct two figures disclosed in that table: (1) the component “Cash and other assets, net of other liabilities” for October 31, 2017 is corrected to be $7,576 and (2) the component “Debt obligations” for October 31, 2017 is corrected to be $(1,021,795). All other numbers in Supplement No. 1 were correct, including but not limited to the Aggregate Fund NAV and NAV per share for each of our classes reported for October 31, 2017.